FOR IMMEDIATE RELEASE

LEFT RIGHT MARKETING ANNOUNCES COMPLETION OF MERGER AND INTENDED BUSINESS STRATEGY

September 30, 2003--Las Vegas, NV - Left Right Marketing Technology, Inc. (OTC:BB-LRMK) today announced the completion of a merger Left Right Marketing & Technology, Inc., a Nevada corporation ("Left Right Nevada"), and a new business strategy for building the world's most brand-centric, customer-friendly online shopping mall experience.

Pursuant to the terms of the Merger, LRMK issued 36,390,000 shares of its restricted common stock in exchange for 100% of Left Right Nevada's outstanding common stock. Left Right Nevada will now operate as a wholly owned subsidiary of LRMK.

LRMK's primary motivation for the merger was to obtain, from Left Right Nevada, the right to acquire Crazy Grazer LLC, a Nevada limited liability company currently operating an online shopping mall web site, www.crazygrazer.com. LRMK entered into a binding letter of intent with Crazy Grazer on September 29, 2003 and anticipates completion of a definitive agreement by mid-October. Closing of the Crazy Grazer transaction will be dependant on the receipt of audited financial statements of Crazy Grazer from inception and other terms and conditions consistent with a transaction of this nature.

Mick Hall, president of LRMK, stated, "We are extremely excited about completion of the Left Right Nevada merger and moving towards finalizing our acquisition of Crazy Grazer."

Investors and LRMK shareholders are urged to read LRMK's annual report on Form 10-KSB and Form 8-K for further information on the merger and Crazy Grazer letter of intent. Both of which are available free of charge on the SEC's website, www.sec.gov.

"Our mission is to build the world's most brand-centric, customer-friendly online shopping mall, where customers can buy virtually anything they are looking for, in an environment that delivers a buying experience consistent with their favorite mall or specialty store, as opposed to a web-based "swap meet," which is the experience delivered by major online merchants,' stated Rock Newman, CEO of Crazy Grazer. Mr. Newman will be appearing on the nationally syndicated Don Imus radio show on Wednesday, October 1st to discuss Crazy Grazer's ambitious business strategy.

Richard M. "Mick" Hall serves as CEO, Chairman and President of LRMK, was the majority stockholder of Left Right Nevada and is a member of Crazy Grazer LLC. The board of directors of LRMK acknowledges these potential conflicts of interest. Mr. Hall has agreed to abstain from voting on any matter that is deemed by the board of directors to be of a material conflict.

Further, LRMK would like to clarify certain statements that were inadvertently made by Aquagen International (Pink Sheets-AQGI) in a press release dated August 28, 2003. The press release referred to Crazy Grazer as a wholly owned subsidiary of LRMK, which it is not. AQGI has been made aware of the misstatement and LRMK hereby corrects the misstatement.

Forward-Looking Statements: The statements in this press release regarding the merger, the Crazy Grazer letter of intent, LRMK's and Crazy Grazer's business strategy, benefits of the merger, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the merger, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Further,

CONTACT:

Left Right Marketing Technology, Inc.

Paul Speirs

702-260-9305